Exhibit 99.1

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EDITED TRANSCRIPT

AA - Q4 2012 Alcoa Inc. Earnings Conference Call

EVENT DATE/TIME: JANUARY 08, 2013 / 10:00PM GMT

OVERVIEW:

AA reported 4Q12 sequential revenue growth of 1% and income from continuing operations of $242m or $0.21 a share.

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JANUARY 08, 2013 / 10:00PM GMT, AA - Q4 2012 Alcoa Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Kelly Pasterick Alcoa Inc - Director of IR

Chuck McLane Alcoa Inc - EVP and CFO

Klaus Kleinfeld Alcoa Inc - Chairman and CEO

CONFERENCE CALL PARTICIPANTS

Curt Woodworth Nomura - Analyst

Michael Gambardella JPMorgan Chase & Co. - Analyst

Harry Mateer Barclays Capital - Analyst

Carly Mattson Goldman Sachs - Analyst

Timna Tanners BofA Merrill Lynch - Analyst

Jorge Beristain Deutsche Bank - Analyst

David Gagliano Barclays Capital - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. Welcome to the Q4 2012 Alcoa Inc. earnings conference call. My name is Sheverly, and I will be your operator for today. At this time, all participants are in listen-only mode. Later, we will conduct a question-and-answer session.

(Operator Instructions)

I would now like to turn the conference over to your host for today, Ms. Kelly Pasterick, Director of Investor Relations. Please proceed.

Kelly Pasterick - Alcoa Inc - Director of IR

Thank you, Sheverly. Good afternoon, and welcome to Alcoa’s fourth-quarter 2012 earnings conference call. I am joined by Klaus Kleinfeld, Chairman and Chief Executive Officer, and Chuck McLane, Executive Vice President and Chief Financial Officer. After comments by Chuck and Klaus, we will take your questions. Before we begin. I would like to remind you that today’s discussion will contain forward-looking statements related to future events and expectations. You can find factors that could cause the Company’s actual results to differ materially from these projections listed in today’s press release and presentation, and in our most recent SEC filing. In addition, we have included some non-GAAP financial measures in our discussion. Reconciliations to the most directly comparable GAAP financial measures can be found in today’s press release, in the appendix of today’s presentation, and on our website at www.alcoa.com under the “Invest” section. Any reference in our discussion today to EBITDA means adjusted EBITDA, for which we have provided calculations and reconciliations in the appendix. And with that, I would like to hand it over to Chuck McLane.

Chuck McLane - Alcoa Inc - EVP and CFO

Okay, thanks, Kelly. We’ve got a lot of information to cover today. I’m going to cover with you the financial results for the fourth quarter and for the full year, and also some financial targets for 2013. But let me boil down the quarter and the year real quickly for you. I think if you look at the quarter, you would say we had a good quarter for profitability, outstanding quarter for cash. You look to the year, we exceeded all of our 2012 financial targets, and you will hopefully see that we’re in the best liquidity position we have been in four years. If we look at the overview slide, I will break it between profitability and liquidity. Income from operations was $242 million, or $0.21 a share, and after you exclude restructuring and special items, we made $64 million, or $0.06 a share. That’s up $0.03 sequentially. Revenue was up 1% sequentially. If you look at EBITDA at $597 million, it’s up 112% sequentially and 34% year-over-year.

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JANUARY 08, 2013 / 10:00PM GMT, AA - Q4 2012 Alcoa Inc. Earnings Conference Call

Let me just point out something for a minute here. If you looked at our results on a year-over-year basis, where metal is actually down $125 a metric ton, you would see that our income from ops is actually up $0.09 a share and EBITDA is up 34%, so a pretty good momentum on the accomplishments and profitability side. Along those lines, we had record ATOI and EBITDA results in both our midstream and downstream businesses for the quarter. Switching over to liquidity, we got positive free cash flow of $535 million, an all-time record low on days’ working capital at 24 days. That’s 3 days lower than last year, 9 days lower than the third quarter this year, and 19 days lower than the fourth quarter 2008. Our debt-to-cap remains within the target range of 34.8%. Our net-debt-to-cap is at 29.7%, and our liquidity remains with cash on hand of $1.9 billion, and net debt is at the lowest year-end level since 2006 at $7 billion.

Okay, now that we have done the overview, let’s move on to the income statement. Revenue was flat sequentially. It was driven by higher metal prices, which were up about 5%, but it was offset by weaknesses in packaging, industrial, and commercial transportation markets. Our COGS as a percent of sales decreased sequentially 610 basis points, primarily driven by the environmental litigation reserves we recorded in the third quarter, and also the higher LME prices this quarter. Other income is driven by the gain on the Tapoco sale, and that’s $320 million sequentially and is a before-tax number. Speaking of taxes, our effective tax rate for the quarter is 35.8%. That’s higher than the 29% we’ve been giving you for an operational rate, but it does have the Tapoco sale in there. And that transaction represented a significant portion of pretax earnings and had a higher effective tax rate, which was due to the impact of nondeductible goodwill. As we look forward to 2013, we’d expect our ETR run rate to be approximately 30%.

Results for the quarter, 21% (see presentation slide 4 “$0.21”)EPS before special items. With that being said, let’s move on to the special items. Specials totaled $178 million, or $0.15 a share. I am going to take a minute and review a few of the larger items with you. First, as I said, we had the Tapoco sale. On an after-tax basis, that’s $161 million, and the gross proceeds from that were $600 million. In restructuring, we’ve got costs of $54 million in the quarter, which includes costs related to our decision to exit the lithographic sheet business in Bohai; Portovesme idling costs; and 564 permanent headcount reductions across various businesses. Lastly, the $58 million in discrete tax items primarily relates to the interim treatment of losses in jurisdictions where we were not able to record a tax benefit. So restructuring and other special items of $178 million, or $0.15 a share, brings us to an income of $64 million, or $0.06 a share.

Let’s move to the sequential bridge. Income from continuing operations of the $32 million to $64 million was obviously up $32 million sequentially. We’ve got a market impact because of LME prices of $79 million, partially offset by a flat movement in net currencies. Volumes were impacted by the seasonal slowdown in packaging and weakness in commercial transportation. Cost increases were driven higher by lower utilization, specifically as a result of lower volumes and higher GASE costs. GASE costs were up due to contract services, legal cost, IT security, and training costs. For the total year, GASE costs are down $30 million, or 3%. Higher seasonal energy costs were offset by improvements in carbon and pipeline materials. And then productivity continued on a sequential basis, generating $25 million for the quarter.

Now I will take you through each of the segment results, starting with Alumina. In Alumina, third-party shipments were up 3%, primarily driven by lower internal shipments. You go to ATOI, we went from a loss of $9 million up to a profit of $41 million, so a $50 million improvement sequentially. You can see that LME prices and currency brought us $58 million. And we have a negative price mix, and that is a result of API prices not keeping pace with the LME increases. Then together productivity of $10 million and improved caustic, bauxite, and energy uses of $12 million negated the impact of the unfavorable price mix. As we look to the first quarter, we’d expect production to be down on two less days in the quarter. We’d expect 48% of third-party shipments on Alumina price index, or spot, in 2013, and they will continue to follow a 30-day lag. We have a crusher movement in Australia. It’s going to negatively impact us about $5 million in the quarter, and we expect productivity gains to continue.

Let’s move to the Primary segment. You can see production is down in the segment because of the Portovesme curtailment. On shipments and revenue, relapse prices are up 5%, which drove the revenue up 5%. ATOI, a positive ATOI of $316 million, from a negative $14 million. Obviously, the Tapoco sale was the largest portion of the increase. In fact, if you pulled out the Tapoco sale and the Portovesme curtailment, you are still left with an improvement of $65 million. That’s broken between the market activity of $43 million between the higher LME and the currency impact, and then you’ve got $22 million of performance, as favorable productivity, raw materials, and other cost decreases offset the seasonal increase in energy prices. As we look to the first quarter, pricing will follow a 15-day lag. We are going to get some headwinds in the first quarter because of outages in power generation at Rockdale and at Anglesea power station because of outages. That’s going to be a $15 million impact. And we anticipate equity cost of $20 million in the quarter as a result of the start-up of the Saudi Arabia smelter. And productivity gains will continue.

Let’s move to the Global Rolled Products segment. Revenue of $1.8 billion was down $78 million, or 4%, sequentially driven by weaker packaging and North American and European industrial markets. Our ATOI of $69 million was a $29 million sequential decline, as productivity and favorable price mix were not enough to offset the decline in volume. However, on a year-over-year basis, ATOI was up $43 million and established a new fourth-quarter record. In addition to that fourth-quarter record, EBITDA per metric ton also set a record at $344 a ton. And we also had record days’ working capital in this business, which was down 8 days to 29.5 days. If you look to the year, this segment recorded ATOI of $358 million, which was a record, and 35% higher than 2011. And the EBITDA per metric ton was also a record of $390 a metric ton. That’s 66% higher than the 10-year average and 19% higher than 2011. As we look to the first quarter, aerospace and automotive demand is expected to remain strong. European and North American industrial remain flat and uncertain at this point. Productivity improvements are expected to continue. If we look at this segment and exclude the impact of LME and currency, we’d expect ATOI to be up 10% to 15% sequentially.

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JANUARY 08, 2013 / 10:00PM GMT, AA - Q4 2012 Alcoa Inc. Earnings Conference Call

Let’s move to Engineered Products and Solutions. EPS continues their string of strong quarters, even though results were down sequentially. Third-party revenue was $1.35 billion, down 1.4% sequentially and essentially flat for the fourth quarter of 2011. Weaker markets and nonresidential construction and commercial transportation drove results down sequentially by $23 million, yet ATOI was higher by $15 million from 2011, as a new fourth-quarter record was established here as well. Also had record quarterly EBITDA margin at 17.7%. We look to the full year for EPS, the ATOI was $612 million, which was an all-time record, and a 14% increase over the previous year. And they also delivered an EBITDA margin percent record of 19.2%, which was 18% higher than 2011. As we look to the first quarter, we expect aerospace to remain strong. Nonresidential building construction business will continue to decline in Europe, and we’ll experience normal seasonal decline in North America. Our heavy-duty truck build rates are expected to flatten in North America and Europe, and we anticipate continued share gains in productivity. Based on these facts, we anticipate an ATOI increase in the 10% to 15% range sequentially in this segment as well.

Now let’s move to my favorite, the cash flow statement. We ended the fourth quarter with exceptional cash results. Cash from ops was $933 million, leading to a positive free cash flow of $535 million. Higher earnings, reductions in working capital, and lower pension payments drove the results. The 3-day improvement year-over-year in days’ working capital is a record low 24 days. Pension contributions totaled $46 million in the quarter, which made us — brought us up to a $561 million in pension contributions for the year, which were all made in cash. As we look forward to 2013, we estimate that the pension contributions will be approximately $100 million less than they were in 2012. Debt-to-cap is at 34.8%, as I mentioned, and net-debt-to-cap is at 29.7%. We have cash on hand of $1.9 billion. As a heads-up, as we look to the first quarter 2013, you can expect a normal use of cash with a typical working-capital build, as well as the semi-annual interest payments that are made and annual variable compensation payments.

Now let’s look at our full-year results. You’ve already — we have just been through the fourth-quarter results, but I want to take a few minutes to talk about the full-year accomplishments. I think it’s important to point out how it’s aligned with our strategy and continue to meet all of our annual targets. Starting with the upstream, we’re continuing to convert alumina contracts to APR spot pricing, approximately 40% in the fourth quarter. We have continued to execute on curtailments and closures and generate productivity gains, which has led us to a 4 percentage point reduction in smelting cost curve. If you look at GRP and EPS I have just gone over with you, they set all-time records for the year, and GRP was $358 million of ATOI and $390 million EBITDA per metric ton. In EPS, it’s a full-year ATOI of $612 million and a full-year EBITDA margin of 19.2%. You know, it’s been a challenging environment, and we have a relentless focus from all of our employees on productivity, days’ working capital reduction, and disciplined capital spend, and it allows us to reach these targets that we have on the right-hand side.

Starting with the productivity and overhead, we had estimated a target at $850 million, and we’ve exceeded that by $491 million. We had a target of 1.5 days on our working capital, and we doubled that in achievement. Our capital expenditures, we are at $300 million under our $1.7 billion target, and on debt-to-capital, we’re within our range. Let’s look at the full-year cash story. I’m giving you a very condensed look on this slide to the full-year picture, but it was a solid year, obviously. Our cash from ops was $1.5 billion, which includes $561 million in pension contributions. After generating $906 million of free cash flow in 2011, we generated another $236 million in 2012. In fact, after you deduct for the Saudi investment and adjust for the proceeds from Tapoco, we’ve got available cash of $687 million, the majority of which was used to pay down debt. I said we maintained a strong cash position of $1.9 billion, and this was all accomplished in a challenging environment.

Let’s move to the next slide and talk about some of the actions that’s allowed us to be in this position. At the beginning of 2012, we set out the cash sustainability targets, saying regardless of what happens with the metal price, we were going to generate positive free cash flow. It’s been a volatile year. Many people questioned whether we could accomplish this goal. But 12 months later, even with realized aluminum prices being down 12%, alumina prices down 15%, and including $561 million in cash contributions to the pension plan, we met our target. Amid a very uncertain environment, this is the third consecutive year of being free-cash-flow positive. It’s no easy feat. It takes the commitment and execution of 61,000 employees around the world to consistently meet these aggressive targets.

There’s two individual items I would like to point out to you, two operational areas that we’ll look at, productivity and working capital. Let’s look at productivity first. Over the past four years, we’ve generated more than $5 billion in productivity improvements in overhead cost reduction. This includes $1.3 billion in 2012, which is approximately $450 million more than our target. We’ve been successful at capturing productivity improvements because we have a structured, consistent system in place throughout the organization to capture ideas and turn them into cash. We’ve been asked if these improvements make it to the bottom line. I think the answer is clearly illustrated on the next bridge. Here’s our year-over-year bridge, which takes our profitability from ‘11 and bridges every category to get to ‘12.

You can see that the absolute largest unfavorable impact was as a result of LME pricing, which were down 12%. Even though it was offset by FX to a certain extent, it’s still almost $900 million in negative impact to us on a year-over-year basis. You move over to cost increases, we had cost increases in maintenance supplies and services; labor inflation, especially in emerging markets in the world; higher transportation costs, mostly because of fuel oil; and higher pension costs. Yet we had significant productivity of $786 million that more than offset the cost increases and went to the bottom line of the Company. When you combine the extraordinary productivity efforts with positive impact of volume price and mix, we generated $1 billion of performance during the year. These actions overcame the $670 million in cost headwinds and challenged us in 2012. That challenged us and helped mitigate the negative impact of lower metal prices. As you can see, productivity was a significant contributor to 2012 profitability.

Let’s move to working capital. We continue to achieve extraordinary sustainable improvement in our days’ working capital. In 2012, we attained an all-time low 24 days, and it’s the thirteenth successive quarter of year-over-year improvement. We’ve been able to reduce days’ working capital by 19 days since 2008, and that has been

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JANUARY 08, 2013 / 10:00PM GMT, AA - Q4 2012 Alcoa Inc. Earnings Conference Call

worth about $1.2 billion to us. In fact, the 3-day improvement versus last year is worth $200 million alone. Let’s now turn to our liquidity position. I gave you an estimate at Investor Day, but as we stated, many times Alcoa is committed to its investment-grade rating. The Company is in significantly stronger financial position than four years ago, and during this time period, we pulled all levers to maintain our investment-grade rating. We generated $5 billion in productivity gains, reduced days’ working capital by 19 days. We’ve contributed stock to the pension plan in two of the last four years. We’ve taken a disciplined approach to manage our capital spend, and we monetized assets when necessary. All of these levers have enabled us to significantly strengthen our liquidity position. It’s resulted in this net debt of $7 billion, which is a 29% reduction since 2008. In addition, bond maturities are limited over the next few years. $422 million matures in 2013, with no other maturities until 2017.

Now let’s move on to our 2013 financial targets. As we enter 2013, we’re in a solid liquidity position — the best position in four years — and committed to maximizing cash in 2013, with the overarching goal of being positive free cash flow. Once again, we commit to this target regardless of metal price and with the intention of funding the pension plan with cash. We’ve got a target to capture productivity gains and overhead savings of $750 million. We’ll continue to build on sustainable days’ working capital, with the goal to achieve another 0.5-day reduction over 2012. And we remain focused on disciplined capital spend, with specific targets in sustaining CapEx, growth CapEx, and the Saudi investment. And we’re going to continue to maintain our debt-to-cap in the range of 30% to 35%. In short, we’re going to stay focused on driving to positive free cash flow.

Now let me summarize for you. First, we continue to live our results, coming down the cost curve and setting records in the mid- and downstream businesses. This is the fourth consecutive year we’ve achieved our aggressive financial targets. We’ve strengthened our liquidity position, generating positive free cash flow over the last three years. We’re managing our debt and maintaining our capital structure within a healthy range, but we remain focused on cash. We have a host of levers available to execute our 2013 cash-sustainability targets, again with that overarching goal of being free cash flow positive. With that, I’d like to turn it over to Klaus.

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

Chuck, thank you very much, and good afternoon, everybody, on the call. Let’s start with a look at the end markets in the usual fashion. So, what do we see here? We expect basic growth. If you look at the right-hand side, overall globally in all of the markets that we address. Let’s start with aerospace. We saw growth in aerospace at around 13% to 14% globally in 2012, which was mainly driven by the increased deliveries of large commercial aircraft. For 2013, we believe the growth will continue in a 9% to 10% range. We believe that because there are a couple of factors backing this. 8,900 large aircraft and a backlog for Boeing and Airbus alone. That’s more than eight years of production backlog. We do see an increased air travel demand in 2012, 3.2% in 2013, expect a 3.7% increase. Improved airline profitability 2012, $6.7 billion. In 2013, $8.4 billion is expected, and a healthier leasing Company situation as the banks regain strength and due to the sale of ILFC by AIG to China. Also, the regional jet segment is rebounding plus 22%, business jets plus12%. However, there is one uncertainty still there, which is the uncertainty around the US budget, and that potentially has an impact, obviously, on the defense spend.

Next segment here is automotive. Let’s start with the US. We continue to see the production growing. By 2013, we expect 0% to 4% here. This is a slower growth than the last year, which was 16% to 17%, but it is on top of the 2012 production numbers, obviously. So that would put production in 2013 roughly at 16 million vehicles, which is close to the pre-recession levels. If you look at the end of last year, it was a little bit of weakness one could see with the higher inventory levels at the year-end and the rise of incentives. But we believe that this was mainly due to the announcements of new models, so the consumers basically delayed their purchasing decision. So existing old models increased on inventory side. However, if you look at the fundamentals on the line there, given the average age of today’s fleet in the US was 11 years, 20-year average is at 9.8 years, we believe that there are very strong underlying fundamentals for continuing to see that growth. On the European side, automotive, we will continue to see a decline. We expect 1% to 4%. This is substantially better than last year, where we saw 6% to 8%. There are obviously in Europe strong regional differences. Eastern Europe grew, very strongly driven by Russia. Western Europe declined by 8%. On China, we continue to expect strong growth, 7% to 10% in 2013, above the 6% to 7% that we saw in 2012. This was mainly driven by stronger SUV sales — the wealthier middle class plays into it — as well as the general uptick in the Chinese economy.

Let’s go to the next segment, heavy truck and trailer. In North America, we expect a decrease in production of 15% to 19%. In 2013 overall, the orders have been down by 25% last year versus 2011. The sequential order increase in fourth quarter we believe was due to the concerns that the so-called accelerated depreciation tax credit would run out as planned by the end of 2012. We believe what you saw there was a very temporary surge. This view seems to be shared by the truck manufacturers. They have decreased their production already last year by 26%. However, when you look at some of the underlying fundamentals, they actually are pretty positive for the segment. The freight ton miles are slightly up by 2.6%. So are freight prices, 3%. In a way, you could see that potential for sentiment to change in most of these small- to medium-sized companies that are owning the fleets to the more positive side. Europe, on the heavy truck and trailer side, we expect a further decline of 6% to 10%. Registrations are down substantially by 8.4%. Production has been reduced already to 12% — by 12%. In China, we expect a substantial rebound to 12% to 19% growth. In the fourth quarter, we saw a registrations are up, and production is also. This is very strongly driven by delayed the infrastructure spending, which are coming in now.

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JANUARY 08, 2013 / 10:00PM GMT, AA - Q4 2012 Alcoa Inc. Earnings Conference Call

Beverage can packaging, for 2013, we expect global growth to be around 2% to 3%, which is in line with last year. There’s a slight shift in the regional mix. We see an uptick of 8% to 12% growth in China. The American market is holding steady, and Europe is a little weaker than in the last year. Commercial building and construction, we expect all regional markets to improve. North America, this is, in my view, the most positive surprise here. We expect a growth of 1% to 2%, for the first time, by the way, in the last four years. And why are we seeing that? We are seeing a couple of factors here. Housing starts are up 27%. Nonresidential contracts awarded are up 6%. Architectural building index turned positive from August on basically to today. The Case-Shiller index, the home price index, is up in the last two quarters, second quarter up 7%, third quarter up 2%. In Europe, we expect a decline of 4% to 6% in 2013. That is also relatively good news, because the decline is slowing. We had 8% — we saw 8% decline last year in 2012. In China, we expect a growth of 8% to 10%. This is slightly up from the 7% to 8% that we saw last year.

Last but not least, industrial gas turbine. We maintain our expectations at 3% to 5% growth in 2013. Like in the previous year, our confidence is basically supported by the global environmental regulations, the increased attractiveness of natural gas, as well as the increased demand for spare parts given the higher turbine utilization. So what does all of that end market demand mean for the aluminum market? Let’s move onto the next one. Let’s recap on the left-hand side a little bit what we’ve said here in 2010. Some of you may remember that we said in the decade 2010 to 2020, we believe that demand is going to double. This is what’s depicted here on the left-hand side. For demand to double, you basically need an average growth rate of 6.5%. How have we been tracking the answer? That is what you see on the right-hand side. We so far have been having an average growth rate of 8% per annum, which was composed of 13% in 2010, 10% in 2011, and 6% last year. It’s well ahead of what we believe we are seeing.

Let’s move on to the next slide, because there we can see what we believe is going to happen in this year. This year, we believe the demand is going to grow by 7%. This is 1 percentage point up from what we saw last year. And when you go through the slides, you see that — which is a breakdown on regions — you see this is pretty much supported by all regions. Obviously, China sticks out. China, we believe, will rebound to 11% growth. We also see good growth in places like Russia, Brazil, India, Middle East. North America will continue, in our view, to grow at around 4%. Europe is essentially flat. We have it here at a minus 1%. So what does that mean for supply demand? Supply demand side here on the left-hand side, you have alumina. On the right-hand side, you have aluminum. For alumina, we expect a small deficit of 200,000, but let’s put that in perspective. It is relative to a market that has 98 million tons. I would say that that’s essentially balanced. Same thing basically on the right-hand side. For aluminum, we expect a small surplus of 535,000 ton. You saw on the last page, we are expecting for 2013 a total demand of 49.4 million metric tons. That’s what you have to put the 535,000 ton in perspective with. I believe that both of these things basically show you supply demand is essentially balanced.

Let’s move to the inventory slide, the mountain slide as I call it. This depicts the visible as well as the invisible inventories. Obviously, this is an expert estimate on the invisible inventories. In total, we believe the total inventory is approximately around 10 million tons. The first and most important thing that you see on here is that the mountain is coming down. We are on a slope here, and it’s pretty interesting slope, because we’re down 28 days from the peak in 2009. That’s important. The second thing that you see here is this dark yellowish layer there. That is increasing. And that layer is called canceled warrants. People basically want to move their metal from being on-warrant in LME warehouse to off-warrant because they want to save money in storage costs. So what does that mean? They have a perspective that they want to continue to hold onto the metal. This is pretty much metal that is tied up, tied up in financing because they are not available on the market. And you see that those canceled warrants are currently at a record high. Gives you an idea of where those financial investors see the attractiveness of investing in those metals.

The other thing is this little red layer that you see third from the bottom, which is China stocks. China stocks is seven days of global demand. If you say let’s put it in Chinese demand perspective, it’s 17 days of Chinese consumption. That’s the stocks that we’re contemplating about. So in 17 days, the stock gets eaten through. I would really not call that of any significance. And the last layer that I want to point your attention to is the gray one, which are the producer stocks. They are at a record low, below 10 days. What that basically means the producers are not carrying discretionary supplies. What does all of that mean here?

Basically what all of that describes is it explains the tightness in the physical market as consumers, as well as financial investors that are interested in the metal, are competing for it, and that’s also reflected in the regional premiums, which you see on this slide. And what do you see here? Regional premiums have increased substantially again this year, this year, last year in 2012. Wherever physical metal is desired, this dynamic kicks in, because people really have to pay up to get it. It’s important to understand this, because I want to show you the next slide and to distinguish it from and separate it from what we see in the LME price. Because of the LME price, we see that this is largely influenced by large-scale investors that base their decision off mainly on economic news and are active a lot of different commodity markets, as well as in the very liquid aluminum market. Let’s have the next slide on here. This depicts basically the metal moves in the last year, and then the magnifying glass shows a period in time, which is basically last eight weeks and the last year. What you see there is the macro events basically drives the momentum. There is a strong correlation of the metal price movement to general economic news. This is what you have to understand on the market side, and this concludes the market segment.

Let’s now move on to our businesses. Let’s start with the Alumina business. As you may recall, we have strong midterm targets out there in the Alumina segment that we want to improve our cost position by 7 percentage points and go down to 23rd percentile by 2015. All of the actions that we are taking are working towards that, so the curtailments of the Atlantic refinery system; the creeping of the low-cost capacity; progress on Energy Solutions in many places; productivity gains that we are achieving; and Saudi Arabia, our joint venture there, where we had in February already of 2012 the first concrete that was poured there. And same thing on the smelting side. Let’s go to the smelting side, Alumina [Alcoa Correction: aluminum] picture. Here we have a clear midterm target, and we are working against it. Here it is even

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JANUARY 08, 2013 / 10:00PM GMT, AA - Q4 2012 Alcoa Inc. Earnings Conference Call

more ambitious, coming 10 percentage points down on the cost curve, from the 51st to the 41st. The actions that we are taking are moving us down already. We’ve already gained 4 percentage points.

What actions am I talking about? The curtailment that we take in Spain and Italy, the permanent closures that we took, and the Energy Solutions from US to Brazil to Spain. The Tapoco sale, the productivity gains, and Saudi Arabia, the joint venture. We have the first hot metal on 12/12/12 there, and I’ll talk about it a little bit later. Let’s go to the midstream segment here. In both the midstream global growth track, as well as in the downstream business — the Engineered Products and Solutions — we are focused on generating profitable growth, because obviously there we have another lever called innovation, which we can use to bring new product out. On the Global Rolled Product side, we said in 2010, by 2013 — we are going to generate $2.5 billion incremental revenues, and we’re going to split this up in $1.5 billion coming from new products and share gain and $1 billion coming from metal price, as well as market development. We’re going to do that while we are exceeding the historic EBITDA margins. On the right-hand side, you will see how we are tracking against that. On the revenue side, we are tracking well against it, and in spite of the lower metal price that are due to — lower metal revenues that are due to the lower metal price.

But the business has been very good and generating higher profitability, as you can see on the lower side. Chuck referred to it. You see that — and they did that in this quarter again, with a record fourth quarter, and they did it across the whole year. What you see there is $390 per metric ton. The 10-year average was $235 per metric ton. That really gives you a feel for the hard work and the successful actions that have gone into this — really, really good performance. The same is true on the Engineered Products and Solutions side, and I would say that that’s a model for a profitable growth. They have used the downturn to reposition the portfolio, reduce the cost, and basically prepare for growth by ramping up new product designs and R&D. And they continue to win new business and improve their margin substantially.

Their midterm target, as depicted here on the left at slide 1, is $1.6 billion incremental revenue split up into $1 billion to share gain and innovation and $600,000 basically through market-to-market development. All of that also while achieving EBITDA margins that are above historic levels. Here on the right-hand side you see it again. Revenues are performing well against the targets on the revenue growth side, and then on profitability, that chart down there speaks for itself. Again, we don’t have that on here, but 17.7% record fourth quarter ever. The 19% is the best performance that we ever had. If you want to see how that has been tracking against the 2002 performance of 8%, or 2006 performance of 12%, that’s an excellent, excellent achievement and a lot of hard work — a lot of hard work behind it.

Let’s also mention one other thing that happened in this quarter, which is pretty exciting, and this is the project in Saudi Arabia, where we’ve made very, very good progress. On 12/12/12, we had the first hot metal. That by itself was exciting, but it’s particularly exciting because this happened only 25 months after the first concrete was poured, at excellent project speed. We are currently in the process of ramping up our 720 pots, and we are expected to produce around 250,000 tons of metal this year. Once this is in full operation, this will allow us to go 2 percentage points down on the smelting cost curve, in addition to the 4 percentage points that we have achieved already that I just talked about. Another exciting milestone here is depicted on the right-hand side, the auto capability groundbreaking. You may remember the Saudi complex also has a rolling mill, and that you can see in this picture here the background. We have broken ground to expand this capacity to another 100,000 tons of downstream product, including automotive heat treat as well as non-heat-treat sheet. The production, we believe, will start end of 2014.

Before I summarize what I just said, let me also emphasize one of the overarching goals for us, and that’s to generate free cash flow also in 2013. We’ve shown our capabilities here ever since the start of the downturn. We have a very clear cash sustainability program for 2013, consists of all of this levers, as Chuck has talked about. So I am not going to repeat it. The overarching goal is to have a positive free cash flow. Let’s summarize. Let’s start with the markets. The fundamentals are intact, and the strong end markets continue. The demand growth, we believe, will accelerate to 7%. The markets are effectively balanced. Macro events currently drive the metal price. On the side of the Alcoa businesses, we are executing against our midterm strategy that basically means for our GPP business, or for Alumina, aluminum. We are improving our cost competitiveness for our Global Rolled business. This means we are generating profitable growth. And for our Engineered Products and Solutions business, that means we are delivering against record results here. All of that we will do while continuing to focus on one thing, and that is cash. With that, I would hand it over to all of you and to ask you to open the line for questions.

QUESTION AND ANSWER

Operator

Thank you.

(Operator Instructions)

Curt Woodworth, Nomura.

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JANUARY 08, 2013 / 10:00PM GMT, AA - Q4 2012 Alcoa Inc. Earnings Conference Call

Curt Woodworth - Nomura - Analyst

Chuck, thanks for giving the more detail on the productivity enhancements, which were a pretty dramatic accomplishment. I was wondering if you look at the other cost increases and the raw material headwind this year, if you add that up, it is almost a $0.45 EPS Delta. It offset some of the productivity, which is a pretty big number. Can you outline the key moving pieces of those numbers? And do you think any of that $559 million will reverse this year? Thank you.

Chuck McLane - Alcoa Inc - EVP and CFO

Sure, Curt. Let me give you some of the main components of it. I pull four big categories out. Pension costs, you may be aware as a result of declining discount rates, even when you are making contributions to the plans, tends to continue to increase your pension expense on an annual basis. Based on discount rates this year, that will be another headwind for us in 2013. Another item is labor inflation. We’ve experienced a bit of labor inflation, especially in the emerging markets. You can understand that whether it’s in Latin America or whether it’s in Australia, there’s been really tight employment levels that’s led to labor inflation. We’ve got some fuel oil costs and transportation and then MRO services, maintenance and repair parts.

Do we think that they would be at the same level right now? Pensions would probably be about the same level, but these other categories we don’t think the headwinds are going to be as strong in 2013 as they were in ‘12. But yet we do feel that we’re going to continue to generate the productivity, and that’s the important piece here. We had those headwinds. As you can see, raw materials, they’ve actually been coming down a little bit, leveling off and/or coming down. Right now, they look in better shape than they were on a year-over-year basis. Yet here again, I go back to the productivity. We’ve got a goal of $750 million, but when we came into this year, we had a goal of $800 million, and we actually ended up with $1.3 billion.

Curt Woodworth - Nomura - Analyst

Great. Thanks.

Operator

Michael Gambardella, J.P. Morgan.

Michael Gambardella - JPMorgan Chase & Co. - Analyst

I have a question for you. In the US market on the Primary side, how quickly will you see cost reductions on power given the weakness in natural gas prices? I know you have contracts that have some scale off, but can you give us any sensitivity on that?

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

Yes, I can. For the US, it has two impacts. It has a direct impact that affects our Point Comfort refinery, because on the refinery site, there we are using gas, and it impacts that directly, and we’re benefiting from that. As you may recall, Point Comfort used to be a swing plant for us, and we are now ramping it up and basically driving it as a base space plan. The second thing is it influences already today the willingness of the utilities to sign long-term power contracts. Remember, probably three years ago, four years ago, the utilities were all kind of thinking that to be in the spot market is the best position. Today, I think that they are a little bit concerned that they might end up in a situation where they have to curtail their capacity because they don’t find anybody to buy anymore. And that has helped us tremendously in the US to sign, again, long-term power contracts at a pretty decent and attractive competitive rate. The last ones that we had here was for Mt. Holly, as well as for Intalco that we did in the fourth quarter. That’s the second impact, and there the rates are obviously dependent also on where the general energy costs are going. The utilities understand that they are competing there. They have been pretty attractive.

Michael Gambardella - JPMorgan Chase & Co. - Analyst

Can you quantify the improvement in the costs and what you could see in the future?

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

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JANUARY 08, 2013 / 10:00PM GMT, AA - Q4 2012 Alcoa Inc. Earnings Conference Call

I don’t think that — we could, but I don’t think that we would do that.

Michael Gambardella - JPMorgan Chase & Co. - Analyst

Okay. Thanks.

Operator

Harry Mateer, Barclays.

Harry Mateer - Barclays Capital - Analyst

Chuck, you referenced the steps you’ve taken during the last couple years to retain investment-grade ratings, and I recognize the balance sheet got stronger in the fourth quarter. But presumably that was known by Moody’s when they put you on review last month, so I’m wondering given that review, what else do you guys have up your sleeve? Or do you feel like you’ve done what you can do at this point to keep the B double A three rating on Moody’s?

Chuck McLane - Alcoa Inc - EVP and CFO

I think if you read the report, I think they acknowledge most of the actions that we’ve taken. I think their view was a bit more pessimistic around the aluminum industry in general and what they were anticipating metal prices to be and where they thought they would stay. It is just that. A review at this point in time could end up in a whole different host of directions. But what we have in our pocket — to reiterate the levers, I think the fact that we put a goal out there to be positive free cash flow. We did that in 2012 with the intention of funding the pension plans with cash, and most people thought that would be a stretch for us to be able to accomplish that. And we’ve been able to do it. The organization is set up to hit these productivity, overhead reductions, working capital reductions. We’ve got the levers of the pension plan if we need to. We can monetize assets if we need to. I think you just need to get to the view that we’ve taken and performed in four years and met our targets. So when we say we’re going to do it again this year, I think we’ve got a certain amount of credibility should be given to us that we will in fact be positive free cash flow this year.

Harry Mateer - Barclays Capital - Analyst

And could you share what the unfunded pension balance was at the end of 2012?

Chuck McLane - Alcoa Inc - EVP and CFO

At the end of 2012, are you looking at it on a GAAP basis or a funding basis?

Harry Mateer - Barclays Capital - Analyst

On a funding basis.

Chuck McLane - Alcoa Inc - EVP and CFO

On a funding basis, it would be over 90%, at about 92%.

Harry Mateer - Barclays Capital - Analyst

Okay. And then the GAAP numbers as well?

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JANUARY 08, 2013 / 10:00PM GMT, AA - Q4 2012 Alcoa Inc. Earnings Conference Call

Chuck McLane - Alcoa Inc - EVP and CFO

The GAAP number will probably be something in the mid-70s.

Harry Mateer - Barclays Capital - Analyst

Got it. Thank you.

Operator

Carly Mattson, Goldman Sachs.

Carly Mattson - Goldman Sachs - Analyst

Good evening. As a follow-up on the questions regarding ratings, all three rating agencies have noted that they expect a movement in prices to recover at some point to around $1 per pound or so or higher. And Moody’s has clearly reduced their forecast but S&P and Fitch are still at that higher level. Can you outline what you think it takes for the aluminum market to get back to a sustainable aluminum price above a $1 per pound? And what timeframe do you think — is that a reasonable time — is there a reasonable timeframe in 2013 for the aluminum market to get to that point?

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

I just showed you that the metal — the LME price these days is very much trading on general economics. The point really is if the economy performs in the way that I described, we believe it will. China rebounding; Europe kind of muddling through, probably a little better than what most people thought; and the US hopefully avoiding to hit the debt ceiling and growing at the same pace that it has been growing last year. I think we will absolutely see the rebound. We have seen it. When you looked at the end of the year, when people started to gain confidence again that the fiscal cliff would be avoided, you actually saw the rebound in the metal price. And that’s what’s driving it these days. It’s not the fundamentals. I outlined the fundamentals. The fundamentals are pretty positive, and the growth is there. Supply demand is pretty much in balance, so that is not what is driving it.

Carly Mattson - Goldman Sachs - Analyst

And what about the aluminum inventories that are being held, because if prices are going up, shouldn’t those be released?

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

This is not a question of the price. The aluminum that’s held by financial investors, that’s a function of the Contango. As long as you have an environment with a very low interest rate and a pretty substantial Contango, you have a very attractive investment here, pretty much risk-free — a risk free-investment that you can do with aluminum. Buy it now, sell it forward, finance it with very, very low cost and store it somewhere where you have to pay very, very little storage cost. And you have a decent return, and that’s what’s going on there. You can do that to balance your portfolio in addition to holding gold, platinum, or whatever else you want to hold, and that’s what’s going on. That’s what’s going on in that segment.

This other parties that are very much interested in having physical metal, and there are more around there. You saw that also by the canceled warrants that I pointed out on the slide with the inventory. This is at a record high, a record high. That shows you that there’s pretty much confidence there that this environment will continue. That’s one of the things that’s very often forgotten when you look at the absolute number on stocks. This is a new phenomenon. I believe as long as you see the Contango there, and as long as the interest rates are very low, you will continue to have that phenomenon. So I’m not concerned.

Carly Mattson - Goldman Sachs - Analyst

And then one last question. Can you give us detail on what scenario would cause an acceleration of the EUR50 million quarterly installments to the Italian government?

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JANUARY 08, 2013 / 10:00PM GMT, AA - Q4 2012 Alcoa Inc. Earnings Conference Call

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

On the Italian government side, the total is 300 — EUR200 more than we paid already, exactly, exactly. This is due basically this year, and we pay it in each quarter, exactly.

Operator

Timna Tanners.

Timna Tanners - BofA Merrill Lynch - Analyst

I wanted to follow-up on the volume forecast and on your comments on China in terms of the end market demand, it looks like that’s where you’re expecting a lot of the strength. Two questions from that. One is if China is fairly self-sufficient in at least aluminum — maybe I am answering this on alumina as the opportunity — but how can Alcoa’s growth mimic the overall market if China is self-sufficient, or what kind of read-through do we expect? Second of all, can you give us a little bit more color on the strength in the Chinese outlook and what you are seeing there in particular? Thanks.

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

Let me start with the second one. What you — because that defines also the first one. The strength on the Chinese market, why am I pretty confident on that, the political situation has sorted out. The new leadership is in place, and the [inaudible] is now going through the moves. In March or so, they have the next big gathering, where there will be a number of substantial announcements made. They have already announced end of last year an economic stimulus program, which is showing its effect. Every number that we see from PMI to consumer confidence is going up. Demand numbers for cars is going up. That drives my confidence on that end, and I’m pretty optimistic that you have a good chance of seeing more than 8% GDP growth there.

On the China demand for alumina and aluminum, the 11% on the aluminum side, that’s a reflection of that view that I just described. We have not built our projection on large amounts of import into China. That’s not what we are projecting. We are projecting, as you correctly said, Timna, that China is pretty much self-sufficient. However, we have been seeing that on the alumina side, given the bauxite situation disruption from Indonesia, that there was quite an uptick in the alumina imports into China, which we have been benefiting from, given our alumina system that we have in Australia. But that’s not a substantial element of the plan for us next year.

Timna Tanners - BofA Merrill Lynch - Analyst

So you will benefit more on the upstream side from Chinese demand growth? Is that a fair observation?

Unidentified Company Representative - Alcoa Inc

Say that again?

Timna Tanners - BofA Merrill Lynch - Analyst

So would you benefit more on the upstream side from Chinese demand growth? Is that a fair observation?

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

On the downstream side. On the downstream side, when you look at our downstream businesses that are in China, we’ve just for instance opened a wheels facility in China to benefit from the substantial growth of the heavy trucks and trailer business there. We didn’t benefit from that in the past. This is a market that’s bigger. The Chinese trucks and trailer market is bigger than the rest of the world market. I think it’s 1.5 times the rest of the world’s market. You’re right. That’s where we will benefit more from. Thank you, Timna.

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JANUARY 08, 2013 / 10:00PM GMT, AA - Q4 2012 Alcoa Inc. Earnings Conference Call

Timna Tanners - BofA Merrill Lynch - Analyst

Thanks.

Operator

Jorge Beristain, Deutsche Bank.

Jorge Beristain - Deutsche Bank - Analyst

Hi, good afternoon. My first question quickly for Chuck. Could you recap the numbers still pending for the Italian penalty that you are going to pay in 2013? Is that EUR200 million?

Chuck McLane - Alcoa Inc - EVP and CFO

EUR200 million.

Jorge Beristain - Deutsche Bank - Analyst

And that’s still pending. Okay. And when you’re stating your goal of being free cash flow positive again this year, and you did mention your pension contribution would be we can guesstimate around $450 million to $500 million, is the intention to make that contribution to the pension in cash?

Chuck McLane - Alcoa Inc - EVP and CFO

That’s the intention.

Jorge Beristain - Deutsche Bank - Analyst

Okay. Because my question has been that from the definition of being free cash flow positive, would you be willing to go a step further and start to talk about being free cash flow positive per share?

Chuck McLane - Alcoa Inc - EVP and CFO

I am not sure I understand, Jorge.

Jorge Beristain - Deutsche Bank - Analyst

What I mean is that your, for example, in prior years, you’re able to fund a pension partially through issuing Alcoa stock to the pension —

Chuck McLane - Alcoa Inc - EVP and CFO

Okay —

Jorge Beristain - Deutsche Bank - Analyst

(multiple speakers) Initially be free cash flow positive in a growth basis, but not on a per-share basis.

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JANUARY 08, 2013 / 10:00PM GMT, AA - Q4 2012 Alcoa Inc. Earnings Conference Call

Chuck McLane - Alcoa Inc - EVP and CFO

I got you, and that’s what I thought you meant, but I wanted you to elaborate. We’re approaching it this year the same way we did in 2012. We start out the year, we say we are going to be free cash flow positive regardless of the metal price. We’ve got a host of levers. We start out with the intention of using cash to fund pension plans and we stuck to that all year long knowing it was tight during the course of the year, and by the way, that excludes the Tapoco sale. That’s the way we’re going about it this year as well. Is that a lever that’s at our disposal should the world turn upside down and we have fiscal cliff in China, Europe, and the US and the metal price — we have it as a lever to pull, just like a host of others, but the intention right now is cash.

Jorge Beristain - Deutsche Bank - Analyst

Got it. And if I could follow up with Klaus as well on Timna’s earlier question. In terms of your leverage to China, every quarter, you talk about the great growth rates in China, but it really looks like on a 2013 outlook, almost 100% of the net growth for every category is being driven by China. Concretely, could you give us a rule of thumb if world aluminum growth is 7% in 2013, what do you see Alcoa’s volume growth being in aluminum against that kind of number? Or put another way, what is your percentage revenue mix exposure to China?

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

Let me put it this way. On the Chinese upstream side, we are not making the assumption that there is much of a Chinese upstream business for Alcoa there, as it has been in the last year. That shouldn’t be a surprise. Every time that we had substantial imports in China were the positive surprises. That does not take anything away from the potential of China restructuring, which we talked about intensely. We are not building our assumptions on large sales to China on the upstream side. Different from what we just talked about with Timna, we are participating in the Chinese market actively in the downstream and midstream side, through the midstream operations that we have there in Bohai and Suzhou and Kunshan. That’s where we are. So at the current point — but those ones are not dependent on the aluminum side. They are more dependent on where automotive demand is in China, where aerospace demand is in China, or where trucks and trailer demand is in China, and you saw those numbers.

Operator

(Operator Instructions)

David Gagliano, Barclays.

David Gagliano - Barclays Capital - Analyst

Thanks for taking my question. Klaus, I was wondering regarding the positive end market comments, back to these comments about the North America, as well as when you answered the China growth question earlier. I was wondering if you are seeing any specific evidence in your company’s specific businesses? And if so, can you give us some specific examples where there’s lead times, order books, et cetera, et cetera? That’s part one of my question.

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

In terms of businesses where we see orders coming in?

David Gagliano - Barclays Capital - Analyst

Correct. Right.

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

Pretty much a reflection of what we see in the end markets when you go into the mid- and downstream side. This is pretty much a reflection of what we’re seeing in the end markets. Obviously, here in the US, automotive is a very interesting market to be in. It has been last year, and we will continue to see it for this year. Aerospace,

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JANUARY 08, 2013 / 10:00PM GMT, AA - Q4 2012 Alcoa Inc. Earnings Conference Call

same thing, big-time benefiting from that. And it’s interesting to see that now after four years of the market that only went one direction, being down, on the building and construction side, we are seeing this coming up too. And in each one of those market, we are active through a couple of areas. The midstream, as well as in the downstream side in the building construction field, for instance through Kawneer, as well as through our building construction sheet that we have there, Reynobond, Reynolux. That is what we are seeing there. On the metal side, this comes from demand from all across the board in the US. We see this reflected there, the 4% growth pretty much reflected in what we see in the orders. When you go to shapes, you actually get more specifically down into certain businesses, because certain businesses obviously need certain shapes. It’s a good reflection of what I described in detail on the end markets. That’s why we are doing that.

David Gagliano - Barclays Capital - Analyst

Okay. My question, put another way, is when did you start to see these improvements in your specific order books? Was this in November? Was this back in the summer, or is this in January, or recently? Or can you give us a little more color as to when and order of magnitude of how much you’ve seen in terms of recent improvement?

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

We’re giving an outlook on 2013 on the growth rate. This is not just a projection that comes from the order books. It’s a projection also that comes from what we believe is going to happen there going forward. You have a combination of these things. We don’t just take the order book. The order — the revenue side you’ve seen already. On the order side, we’ve seen the things that I described, and that’s why we have that segment on the end markets in there.

David Gagliano - Barclays Capital - Analyst

Okay. Perfect. And then last question. Earlier, you mentioned you weren’t concerned at all about the inventories being tied up and the Contango reversing it. I’m just wondering what do you think happens to the aluminum price when that Contango you mentioned disappears?

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

The first question is why would the Contango disappear, and under what circumstances. That is actually something that would require a longer conversation. Because I think that there are certain constellations under which I could see that, but most of those pretty much are going in line with other constellations that could potentially be positive? The question really comes down here are we concerned about the investors that are holding onto the metal to stop buying metal? I believe that moment — the moment that happens is basically the moment when the interest rates would be going up again. And the moment when interest rates are going up again, this other moment’s basically when the economy has picked up.

You’ve heard what pretty much every central bank head is saying all around the world. The moments the interest rates are going up, the world economy has picked up again, the moment the world economy picks up, you have the compensation through physical demand. And physical demand will basically then be there to take up the metal. So I’m not concerned about that. We talked about that multiple times. I think this is a new phenomenon that you all have to build into your models. You see that there is a new type of investor there that is interested in metal as investment, as much as in other things as an investment, as a low-risk investment.

David Gagliano - Barclays Capital - Analyst

Thank you.

Operator

At this time, we have no additional questions in queue. I would now like to turn the conference over to Klaus Kleinfeld for closing remarks.

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

Okay. We will deviate from the closing remarks from me for a second, and I will hand it over to Chuck.

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JANUARY 08, 2013 / 10:00PM GMT, AA - Q4 2012 Alcoa Inc. Earnings Conference Call

Chuck McLane - Alcoa Inc - EVP and CFO

Yes. Thanks, Klaus. I just wanted to take this opportunity to let everybody know that I have chosen to retire this year after 13 years with Alcoa and 40 years in the industry. I started in this industry at 19 years old and have worked in this one type of financial capacity or another for my entire career. In fact, today we were kind of celebrating my fiftieth quarterly close with Alcoa. That’s right, 5-0. And as I am sure all of the finance employees within Alcoa would attest, they should be measured in dog quarters in Alcoa. (laughter) Before retiring, though, and it’s been thought about for a couple, three years, I wanted to make sure the Company was on solid financial footing and that the finance area would be left in good hands. I have just reviewed with you that I think the Company is in an outstanding position from a liquidity basis, the best it’s been it’s been in four years. And the Company is truly poised for profitable growth, both from an outstanding executive team and an outstanding finance team, particularly my successor. I just want to take this opportunity to let you know, say thanks. It’s been a privilege, and I will turn it back over to Klaus.

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

Thank you, Chuck, not only for the service you have given to Alcoa, but also personally, I want to thank you for the strong support in the last five years. As we all know, this have not been easy five years, pretty challenging, and I think we’ve mastered to navigate through these rough waters very, very well, and you’ve played a really important role in that. Succeeding Chuck will be somebody who some of you might still know, still is a good one here, Bill Oplinger here. He’s had a career in many of the key financial roles at Alcoa. He has shown also that he has strong operational skills in his current role as Chief Operating Officer of our global Primary products. He showed that again prior to that, and that’s probably where some of you have met him. He was the Director of Investor Relations. He will take over from Chuck. So Chuck is not gone here. The first quarter will still be very much under Chuck’s control. He will take over from Chuck on April 1st, and then Chuck will retire on August 1st, so still be there overshadowing also the second quarter.

Meanwhile, as a key part of the transition, Bill will go out and meet many of you. You will see firsthand why Bill is an excellent person to succeed to Chuck and an excellent person to fill the large shoes here in the CFO role. That’s basically all the time we have today. Let me also point out one other thing, and that is, this results that you’ve seen in the quarter, and when you then reflect on the whole year, it’s very clear that those results you only get through discipline and persistence, are pretty much every Alcoan. Everybody here has pulled in the right direction, has helped to hit the targets of 2012 in spite of the waters that have been really, really choppy there. With this, we are starting into 2013 in a good position. We are well-positioned to maximize on profitable growth. I thank everybody here at Alcoa having pulled it along. I also want to thank everybody on the call here from outside of Alcoa for your interest in Alcoa. So that concludes this call. Thank you very much.

Operator

Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect. Have a great day.

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